Exhibit 99

CyberOptics Reports Solid Third Quarter Operating Results

Minneapolis, MN—October 25, 2006—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the third quarter of 2006 ended September 30:

▪	Consolidated sales totaled $14,075,000, an increase of 36% from $10,339,000 in the year-earlier period but down modestly from $14,551,000 in this year’s second quarter.

▪	Operating income came to $1,767,000, up significantly from $553,000 in last year’s third quarter but down from $2,469,000 in the second quarter of 2006.

▪

Net income came to $1,745,000 or $0.19 per diluted share, which included $0.01 per diluted share of stock compensation expense and a $232,000 or approximately $0.02 per diluted share income tax benefit related to the reduction in the accrual for prior years income taxes. As a result, the 2006 third quarter effective rate was 25%, compared to our effective tax rate of 24% in the comparable 2005 period. Our ongoing effective tax rate for 2006, excluding the discrete item described above, is anticipated to be 35%. Third quarter net income was up significantly from $626,000 or $0.07 per diluted share in the year-earlier period, but down from $1,907,000 or $0.21 per diluted share in this year’s second quarter.

▪	CyberOptics ended the third quarter of 2006 with cash and marketable securities of $49,664,000 up from $48,584,000 at the end of this year’s second quarter and $41,140,000 at the end of 2005.

Kathleen P. Iverson, president and chief executive officer, commented: “Our third quarter operating results, which were largely consistent with our previously issued guidance, were driven by robust sales of SMT inspection systems, which, as anticipated, rebounded strongly from this year’s second quarter level. Asian memory manufacturers generated strong demand for our SE 300 solder paste inspection systems and our new Flex Ultra automated optical inspection (AOI) system throughout the third quarter. We have booked Flex Ultra orders of $4.5 million since this system was introduced late in this year’s first quarter, making this one of our most successful product launches in recent years.

Iverson continued: “Looking ahead, we believe sales of inspection systems should continue at robust levels in the fourth quarter. However, consolidated sales for this period will be affected by some near-term softness in orders for our electronic assembly sensors. Since we believe the electronic assembly market remains relatively strong, we do not anticipate an extended order slowdown for our SMT sensors at this time. Given these factors, we are anticipating earnings of $0.08 to $0.11 per diluted share on sales of $12.0 to $13.0 million for the fourth quarter ending December 31. This guidance incorporates stock compensation expenses of approximately $0.01 per diluted share, an effective income tax rate of approximately 35%, and also a higher level of R&D investment in our solder paste and AOI inspection systems.”

Steven K. Case, Ph.D., chairman and founder, added: “The robust demand for our solder paste and AOI systems has reinforced our belief that the inspection systems portion of our business should be one of CyberOptics’ primary growth drivers over the next few years. Due to the ongoing miniaturization of SMT circuit board components, which is required for downsizing electronic products, automated inspection has become the only viable means for inspecting SMT circuit boards populated with components that are virtually invisible to the human eye. To keep pace with this unrelenting technological trend, we are continuing to upgrade our SE 300 and Flex Ultra systems with advances in line speed and resolution, enabling these products to rapidly inspect the smallest circuit board components now in use. These improvements demonstrate how component miniaturization is playing directly into CyberOptics’ strengths, which makes us very optimistic about the future of our inspection systems business.”

Third quarter order bookings totaled $12,822,000, compared to $14,165,000 in this year’s second quarter. As a result, CyberOptics ended the third quarter with an order backlog of $6,552,000 compared to $7,805,000 at the beginning of this period. Our backlog at the end of the third quarter of 2005 was $4,012,000.

About CyberOptics

Founded in 1984, CyberOptics is a recognized leader in process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts operations in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Third Quarter Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the conference call can be heard through November 1, 2006 by dialing 303-590-3000 and providing the 11073228 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2006	2005	2006	2005

Revenue	$14,075	$10,339	$43,344	$30,057
Cost of revenue	6,746	4,925	20,267	13,393

Gross margin	7,329	5,414	23,077	16,664
Research and development expenses	2,049	1,785	5,989	5,172
Selling, general and administrative expenses	3,377	2,868	10,495	8,978
Amortization of intangibles	136	208	515	622

Income from operations	1,767	553	6,078	1,892
Interest income and other	568	268	1,380	671

Income before income taxes	2,335	821	7,458	2,563
Provision for income taxes	590	195	2,350	615

Net income	$1,745	$626	$5,108	$1,948

Net income per share – Basic	$0.19	$0.07	$0.57	$0.22
Net income per share – Diluted	$0.19	$0.07	$0.56	$0.22

Weighted average shares outstanding – Basic	9,050	8,890	8,992	8,872
Weighted average shares outstanding – Diluted	9,121	9,070	9,089	9,023

Condensed Consolidated Balance Sheets (unaudited)

	Sept. 30, 2006 (Unaudited)	Dec. 31, 2005

Assets
Cash and cash equivalents	$37,253	$19,592
Marketable securities	10,531	15,607
Accounts receivable, net	9,807	9,775
Inventories	8,192	7,512
Other current assets	795	924
Deferred tax sssets	1,942	1,942

Total current assets	68,520	55,352

Marketable securities	1,880	5,941
Intangible and other assets, net	6,298	6,593
Fixed assets, net	1,858	1,378
Deferred tax assets	3,871	3,763

Total assets	$82,427	$73,027

Liabilities and Stockholders’ Equity
Accounts payable	$3,306	$2,633
Accrued expenses	5,262	4,204

Total current liabilities	8,568	6,837

Total stockholders’ equity	73,859	66,190

Total liabilities and stockholders' equity	$82,427	$73,027

Backlog Schedule:

4th Quarter 2006		$6,446
1st Quarter 2007 and thereafter		106

Total backlog		$6,552